Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES REPORTS THIRD-QUARTER EARNINGS INCREASE TO
$1.26 PER DILUTED SHARE

Guidance for 2007 Earnings per Diluted Share in Range of $4.70 to $4.90

LUFKIN, Texas -- (Oct. 17, 2007) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the third quarter and nine months ended September 30, 2007. Sales were $146.9 million for the third quarter compared with $158.8 million for the third quarter of 2006. Net earnings for the third quarter of 2007 were $19.1 million, or $1.26 per diluted share, compared with $17.4 million, or $1.15 per diluted share, for the third quarter of 2006.

For the first nine months of 2007, sales were $439.5 million compared with $439.9 million for the same period in 2006. Net earnings rose to $54.4 million, or $3.58 per diluted share, for the first nine months of 2007 from $50.0 million, or $3.31 per diluted share, for the first nine months last year.

Douglas V. Smith, chief executive officer of Lufkin, remarked, “Lufkin produced solid growth in earnings per diluted share for the third quarter of 2007, with improved profit margins. Consistent with our experience for the first half of 2007, our growth was primarily driven by strong bookings and increased operating leverage for our power transmission business compared with the third quarter last year. This performance more than offset the effect of continued soft demand in North America for oil field pumping equipment and the reduction in trailer sales resulting from our exit from the van trailer business in the third quarter last year. Reflecting the favorable impact of high ongoing energy demand on our overall oil field and power transmission businesses, our total backlog was $192.5 million at the end of the third quarter, compared with $193.2 million at the same time in 2006 and $180.6 million at the end of the second quarter of 2007.

“The Company’s oil field business generated sales of $96.6 million for the third quarter of 2007, 11.8% below the third quarter last year and 3.7% above the second quarter of 2007. Soft demand for oil pumping units in North America accounted for the comparable-quarter sales performance, as we continued to experience significant growth in international sales for pumping units, especially in the Middle East and Latin America, for both the third quarter and first nine months of 2007. International demand also drove the expansion of our oil field backlog to $63.7 million at the end of the third quarter of 2007 from $55.8 million at the end of the second quarter of 2007, which also reflected a slight improvement in our backlog for Canada. The increase in our oil field backlog supports our cautious optimism that, in response to the continued strong and rising demand for energy, pumping unit sales momentum will improve in North American and international markets during the fourth quarter and in 2008. We also expect that the current energy environment will continue to produce further significant growth in our oil field automation and services businesses, as we experienced for the third quarter of 2007 and first nine months of the year.

“Lufkin’s power transmission business produced outstanding results for the third quarter, with sales rising 37.8% to $40.9 million for the latest quarter from $29.7 million for the third quarter last year and increasing 1.2% from the second quarter of 2007. As we have experienced throughout 2007, our third-quarter performance reflected strong demand in both domestic and international markets for high speed gears for applications related to the energy market, including applications in oil and gas production, refining, power generation, marine transport and petrochemical production. Due primarily to increasing operating leverage from increasing sales, the power transmission business drove the 2.2% points expansion in the Company’s operating income as a percentage of sales to 18.4% for the third quarter of 2007 from 16.2% for the third quarter of 2006. We also enhanced the future growth potential of the power transmission business during the third quarter by achieving the seventh consecutive quarterly increase in its backlog. At the end of the third quarter of 2007, the power transmission backlog stood at $120.3 million, up 47.0% from the end of the third quarter last year and 6.5% from the end of the second quarter of 2007.

“As expected, the performance of Lufkin’s trailer business for the third quarter of 2007 primarily reflected our decision in the third quarter of 2006 to exit the van trailer business. In addition, national trailer demand remained sluggish. As a result, trailer sales and backlog for and at the end of the third quarter of 2007 declined 51.9% and 73.0%, respectively, on a comparable-quarter basis and 14.1% and 27.9%, respectively, on a sequential quarter basis. We expect that these issues will continue to affect the trailer business through the remainder of 2007.”

Based on the Company’s backlog of $192.5 million at the end of the third quarter of 2007, its results for the quarter and the first nine months of the year and its outlook regarding industry conditions in each of its businesses, Lufkin today established guidance for earnings per diluted share for 2007 in a range of $4.70 to $4.90. Consistent with this guidance, the Company also today established its guidance for earnings per diluted share for the fourth quarter of 2007 in a range of $1.12 to $1.32.

Mr. Smith added, “We are encouraged by the expansion of our oil field business in the Middle East and Latin America during 2007 and by the record growth of our power transmission business. While oil field results in North America through the first nine months of 2007 demonstrate that factors other than energy demand affect specific markets in the short to intermediate term, we remain confident of our prospects for producing increased long-term shareholder value by leveraging our global leadership positions in these businesses at a time of historically strong and rising energy demand. We also expect to continue building shareholder value through our commitment to our cash dividend policy, as evidenced by the 27.8% comparable-quarter increase in our third-quarter dividend per share, and through the repurchase of common stock as appropriate under our recent share repurchase authorization, including the $22 million share repurchase during the third quarter of 2007.”

Lufkin will discuss its results for the third quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913) 312-0827 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) October 17 through 10:59 p.m. (central time) October 24, 2007, by dialing (719) 457-0820 and entering reservation number 8167134.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Sales	$146,880	$158,802	$439,466	$439,882
Cost of sales	105,864	120,115	318,074	326,604
Gross profit	41,016	38,687	121,392	113,278
Selling, general and administrative expenses	13,999	12,966	43,243	38,202
Operating income	27,017	25,721	78,149	75,076
Interest and other income (expense), net	2,099	452	4,588	1,285
Earnings before income taxes	29,116	26,173	82,737	76,361
Income tax provision	10,045	8,779	28,376	26,345
Net earnings	$19,071	$17,394	$54,361	$50,016

Net earnings per share:
Basic	$1.28	$1.17	$3.63	$3.37
Diluted	$1.26	$1.15	$3.58	$3.31
Weighted average shares outstanding
Basic	14,922	14,885	14,968	14,823
Diluted	15,084	15,145	15,168	15,111
Cash dividends per share	$0.23	$0.18	$0.65	$0.44

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	Sept. 30,	Dec. 31,
	2007	2006
Current assets	$281,781	$243,452
Total assets	474,782	429,069
Current liabilities	64,929	61,495
Shareholders’ equity	362,790	328,140
Working capital	216,852	181,957

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2007	2006	2007	2006
Sales:
Oil field	$96,602	$109,583	$291,061	$292,892
Power transmission	40,887	29,682	114,987	90,231
Trailer	9,391	19,537	33,418	56,759
Total	$146,880	$158,802	$439,466	$439,882

	Sept. 30,	June 30,	Sept. 30,
	2007	2007	2006
Backlog:
Oil field	$63,673	$55,787	$79,707
Power transmission	120,256	112,903	81,813
Trailer	8,553	11,867	31,718
Total	$192,482	$180,557	$193,238